UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Endologix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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13900 Alton Parkway, Suite 122
Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held October 9, 2003

     To the Stockholders of Endologix, Inc.:

     You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Endologix, Inc. (“Endologix” or the “Company”) on October 9, 2003 at 10:00 a.m. The Annual Meeting will be held at the Company’s principal executive offices at 13900 Alton Parkway, Suite 122, Irvine, California 92618.

     At the Annual Meeting, you will be asked to consider and vote upon the following matters:

     1.     To elect two individuals to serve as Class II members of the Company’s Board of Directors for a term of three years or until their successors are duly elected and qualified.

     2.     To approve the proposed Certificate of Amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of common stock of the Company from 30,000,000 to 50,000,000.

     3.     To approve the proposed amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder from 200,000 to 400,000 shares.

     4.     To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003.

     You also may be asked to consider and vote on other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

     All stockholders are urged to attend the Annual Meeting in person or by proxy. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID REPLY ENVELOPE. By returning the proxy, you can help Endologix avoid the expense of duplicate proxy solicitations and possibly having to reschedule the Annual Meeting if a quorum of the outstanding shares is not present or represented by proxy. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

September ______, 2003	PAUL McCORMICK
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDER
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
GENERAL
SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION AND RELATED INFORMATION
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
PROPOSAL NO. 2 AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES
PROPOSAL NO. 3 APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES THEREUNDER FROM 200,000 TO 400,000 SHARES
PROPOSAL NO. 4 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
OTHER BUSINESS
APPENDIX A CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF ENDOLOGIX, INC.
APPENDIX B PROPOSED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION
PROXY CARD

13900 Alton Parkway, Suite 122
Irvine, California 92618

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Endologix, Inc. (“Endologix” or the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on October 9, 2003 at 10:00 a.m. at the Company’s principal executive offices at 13900 Alton Parkway, Suite 122, Irvine, California 92618, at which time stockholders of record as of September 9, 2003 will be entitled to vote. On September 9, 2003, Endologix had [_______] shares of its common stock outstanding. Stockholders of record on such date are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting.

     Endologix intends to mail this proxy statement and the accompanying proxy card on or about September 9, 2003 to all stockholders entitled to vote at the Annual Meeting. Endologix’s principal executive offices are located at 13900 Alton Parkway, Suite 122, Irvine, California 92618. The telephone number at that address is (949) 595-7200.

VOTING

     The presence in person or by proxy of the holders of a majority of the common stock issued and outstanding constitutes a quorum for the transaction of business at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting. Directors are elected by the affirmative vote of a plurality of votes cast at the Annual Meeting; therefore, broker non-votes and abstentions or votes that are withheld will be excluded entirely from the vote and have no effect on the election of directors (Proposal No. 1). Approval of the Certificate of Amendment to increase the number of authorized shares of common stock under the Company’s Certificate of Incorporation (Proposal No. 2) will require the affirmative vote of the holders of a majority of the shares of common stock of the Company outstanding as of the record date. Therefore, broker non-votes and abstentions or votes that are withheld will effectively count as votes against the amendment to the Certificate of Incorporation. Approval of the amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares issuable under the plan (Proposal No. 3) and ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent public auditors (Proposal No. 4) require the affirmative votes of a majority of the shares present or represented and entitled to be voted at the Annual Meeting. For these proposals, if shares are not voted by a broker who is the record holder of the shares present at the Annual Meeting, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any such matter, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

     Shares of common stock represented by a properly executed proxy received in time for the Annual Meeting will be voted as specified therein, unless the proxy previously has been revoked. Unless otherwise specified in the proxy, the persons named therein will vote FOR the election of each of the director nominees, FOR the Certificate of Amendment to the Certificate of Incorporation, FOR the amendment to the Employee Stock Purchase Plan and FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2003. As to any other business properly submitted to stockholders at the Annual Meeting, the persons named in the proxy will vote as recommended by the Board of Directors or, if no recommendation is given, in their discretion.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by the holder of record by filing with the Secretary of Endologix at Endologix’s principal executive office, a written notice of revocation or a new duly executed proxy bearing a date later than the date indicated on the previous proxy, or it may be revoked by the holder of record attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SOLICITATION

     Endologix will bear the entire cost of proxy solicitation, including costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional material furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others, to forward to such beneficial owners. Endologix may, if deemed necessary or advisable, retain a proxy solicitation firm to deliver solicitation materials to beneficial owners and to assist the Company in collecting proxies from such individuals. Endologix may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Endologix. No additional compensation will be paid to directors, officers or other regular employees for such services.

GENERAL

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL
STOCKHOLDERS

The following table sets forth certain information known to the Company regarding the ownership of Endologix’s common stock as of August 11, 2003 by: (i) each stockholder known to Endologix to be a beneficial owner of more than five percent (5%) of the Company’s common stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current directors and officers of Endologix as a group.

	Number of Shares	Percentage of
Name and Address	Beneficially Owned (1)	Outstanding Shares (2)

Federated Kaufmann Fund a portfolio of Federated Equity Funds 140 East 45th Street, 43rd Floor New York, New York 10017	3,555,556	12.7%
C.R. Bard (3) 730 Central Avenue Murray Hill, N.J. 07974	1,428,571	5.1%
Franklin D. Brown (4)	1,015,417	3.6%
Paul McCormick	468,304	1.7%
Jeffrey H. Thiel (5)	333,013	1.2%
Joseph Bishop (6)	115,686	*
Paul A. Molloy	—	—
David M. Richards (7)	81,034	*
Karen Uyesugi (8)	179,940	*
Maurice Buchbinder, M.D. (9)	946,578	3.4%
Edward B. Diethrich, M.D. (10)	1,252,375	4.5%
Michael R. Henson (11) 13700 Alton Parkway, Suite 158 Irvine, CA 92618	1,919,994	6.8%
Jeffrey F. O’Donnell (12)	307,728	1.1%
All directors and officers as a group (10 persons) (13)	6,620,069	22.7%

*	Represents beneficial ownership of less than 1%

(1)	The number of shares of common stock beneficially owned includes any shares issuable pursuant to stock options that may be exercised within 60 days after August 11, 2003. Shares issuable pursuant to such options are deemed outstanding for computing the ownership percentage of the person holding such options but are not deemed to be outstanding for computing the ownership percentage of any other person.

(2)	Applicable percentages are based on shares outstanding on August 11, 2003, plus the number of shares such stockholder can acquire within 60 days of August 11, 2003.

(3)	Pursuant to a Schedule 13 G/A filed with the Securities Exchange Commission on June 28, 2002, C. R. Bard reported that it had shared voting and sole dispositive power over 1,428,571 shares.

(4)	Includes 50,417 shares subject to options exercisable within 60 days after August 11, 2003.

(5)	Includes 269,042 shares subject to options exercisable within 60 days after August 11, 2003. Mr. Thiel shares voting and investment power with his spouse as co-trustee with respect to 36,471 shares that are held in a revocable trust.

(6)	Includes 109,271 shares subject to options exercisable within 60 days after August 11, 2003.

(7)	Includes 55,589 shares subject to options exercisable within 60 days after August 11, 2003.

(8)	Includes 20,417 shares subject to options exercisable within 60 days after August 11, 2003.

(9)	Includes 225,378 shares subject to options exercisable within 60 days after August 11, 2003, and 18,200 shares held in a family trust.

(10)	Dr. and Mrs. Edward B. Diethrich hold a total of 98% of the voting and dispositive power over the shares through a 98% ownership of the capital stock of EBDFam, Inc., the general partner in T&L Investments LP.

(11)	Includes 146,459 shares subject to options exercisable within 60 days after August 11, 2003, 488,295 shares held in a family trust, 51,000 shares held in Mr. Henson’s daughter’s custodial account, and 10,500 shares held in Mr. Henson’s spouse’s IRA account. Mr. Henson’s spouse is the beneficial owner of 25,000 shares of the Company’s common stock, to which Mr. Henson disclaims beneficial ownership.

(12)	Includes 302,917 shares subject to options exercisable within 60 days after August 11, 2003.

(13)	Includes 1,179,490 shares subject to options exercisable within 60 days after August 11, 2003.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     The Board of Directors currently consists of seven members, divided into three classes approximately equal in size. Each class of directors is elected for three-year terms on a staggered term basis, so that each year the term of office of one class will expire and the terms of office of the other classes will continue for periods of one and two years, respectively. The nominees for election at this year’s Annual Meeting will serve as Class II Directors, with a term expiring at the Annual Meeting of Stockholders to be held in 2006. Each director is elected to serve until the expiration of his term, or until his successor is duly elected and qualified.

     The nominees for election as Class II Directors at this year’s Annual Meeting are Franklin D. Brown and Edward M. Diethrich, M.D. The nominees for election to the Board of Directors at the Annual Meeting currently are directors of the Company. Mr. Brown has served as a director since 1997 and Dr. Diethrich has served as a director since 2002.

     The Board of Directors will vote all proxies received by them FOR the nominees listed above unless otherwise instructed in writing on such proxy. The two (2) candidates receiving the highest number of affirmative votes of shares entitled to vote at the Annual Meeting will be elected directors of Endologix. In the event any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for an additional nominee who shall be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in favor of the nominees listed above.

Information With Respect to Nominees And Directors

     Set forth below, as of August 11, 2003, for each nominee and for each director of Endologix, is information regarding his age, position(s) with Endologix, the period he has served as a director, any family relationship with any other director or executive officer of Endologix, and the directorships currently held by him in corporations whose shares are publicly registered.

Nominees for Class II Directors

Franklin D. Brown, 59, has served as a director for the Company since 1997. Mr. Brown serves as our Executive Chairman. Following the merger with the former Endologix in May 2002, Mr. Brown was our Chief Executive Officer and Chairman until January 2003, when he was elected Executive Chairman. Mr. Brown previously served as the Chairman and Chief Executive Officer of the former Endologix, Inc. since joining that company in 1998. From October 1994 until the sale of the company in September 1997, Mr. Brown served as Chairman, President and Chief Executive Officer at Imagyn Medical, Inc. From 1986 until the sale of the company in 1994, Mr. Brown served as President and Chief Executive Officer of Pharmacia Deltec, Inc., an ambulatory drug delivery company. Mr. Brown also serves on the boards of directors of Triage Medical, Inc. and ATI Medical, Inc., all private companies.

Edward M. Diethrich, M.D., 68, has served as a director for the Company since May 2002. Dr. Diethrich was a director for the former Endologix, Inc. from 1997 until its merger with the Company on May 29, 2002. Dr. Diethrich has been the Medical Director and Chief of Cardiovascular Surgery of the Arizona Heart Hospital since 1997, and has been the Director and Chief of Cardiovascular Surgery at the Arizona Heart Institute from 1971 to the present.

Class I Directors

Maurice Buchbinder, M.D., 50, has served as a director for the Company since January 1999. Since 1995, Dr. Buchbinder has served as the Director of Interventional Cardiology at Sharp Memorial Hospital, San Diego, California and as the Director of Interventional Cardiology at the Foundation for Cardiovascular Research, Scripps Memorial Hospital, La Jolla, California. From 1985 to 1995, Dr. Buchbinder served at various intervals as the Professor of Medicine and the Associate Professor of Medicine, Cardiology Division, USCD Medical Center, San Diego, California. Dr. Buchbinder is Board certified, Diplomat, from the American Board of Cardiovascular Diseases and the American Board of Internal Medicine.

Jeffrey F. O’Donnell, 43, has served as a director for the Company since June 1998. Mr. O’Donnell served as the Company’s President from January 1998 until March 1999, and Chief Executive Officer from June 1998 until March 1999. From November 1995 to January 1998, Mr. O’Donnell served as the Company’s Vice President, Sales and Marketing. Mr. O’Donnell has served as President and Chief Executive Officer of PhotoMedex since November 1999. From March 1999 to November 1999, Mr. O’Donnell served as the President and Chief Executive Officer of X-Site Medical. From January 1994 to May 1995, Mr. O’Donnell served as the President and Chief Executive Officer of Kensey Nash Corporation, a diversified medical device company. Mr. O’Donnell is a member of the board of directors of Escalon Medical Corporation, a manufacturer and distributor of cardiovascular and ophthalmology devices.

Class III Directors

Michael R. Henson, 57, has served as a director for the Company since 1995. Mr. Henson is a founder of the Medfocus Fund, LLC, a venture capital fund, and has been a general partner since it was formed in November 2000. Mr. Henson joined the Company in February 1992 as President, Chief Executive Officer and Chairman of the Board of Directors, and currently serves as a director. From June 1997 until March 1999, Mr. Henson served as Chairman of the Board, Chief Executive Officer and President of the Company. Prior to joining the Company, Mr. Henson served as the Chief Executive Officer of Endosonics Corporation from 1988 to February 1995, and as Chairman of the Board from February 1993 to November 1996. From April 1983 to February 1988, Mr. Henson served as President and Chief Executive Officer of Trimedyne, Inc., a manufacturer of medical lasers and catheters. Mr. Henson also serves on the Board of Directors of several private medical device companies including Devax, Inc., Triage Medical, Inc., Endonetics, Inc. and Micrus Corporation.

Paul McCormick, 50, has served as a director for the Company since May 2002. Mr. McCormick is our President and Chief Executive Officer. Mr. McCormick has more than 24 years in the medical device industry. Mr. McCormick joined the former Endologix, Inc. in January 1998 as Vice President of Sales and Marketing, and served as President and Chief Operating Officer from January 2001 until the merger in May 2002. He then served in the same position with us until January 2003 when he became President and Chief Executive Officer. Previously, he held various sales and marketing positions at Progressive Angioplasty Systems, Heart Technology, Trimedyne Inc., and United States Surgical Corporation.

Jeffrey H. Thiel, 47, has served as a director for the Company since 2001. Mr. Thiel joined the Company in October 1996, and had previously served as Chief Executive Officer of the Company from January 2001 until May 2002. Since May 2002, Mr. Thiel been engaged in various consulting activities, and since June 9, 2003 he has been President and Chief Executive Officer of Devax, Inc., a privately held medical device company. He served as President and Chief Operating Officer from September 1999 to December 2000. From February 1999 to September 1999, Mr. Thiel served as Executive Vice President, and from October 1996 to February 1999 as Vice President, Operations. From May 1995 to October 1996, Mr. Thiel served as Director of Operations of BEI Medical Systems. Mr. Thiel also serves on the board of directors of Micrus Corporation, a private company.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE TWO NOMINEES NAMED ABOVE.

The Board of Directors and Its Committees

     The Board of Directors met five times during the year ended December 31, 2002. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board on which such director served, except for Maurice Buchbinder, M.D. and Edward Diethrich, M.D. The Board of Directors does not have a nominating committee.

     Audit Committee

     Endologix has a standing Audit Committee. During the fiscal year ended December 31, 2002, and prior to consummation of the Company’s merger with the former Endologix on May 29, 2002, the Audit Committee was composed of Gerard von Hoffman, William G. Davis and Edward M. Leonard, each of whom resigned as a director of the Company on May 29, 2002 after the consummation of the Company’s merger with the former Endologix, Inc. Effective May 29, 2002, the members of the Company’s Audit Committee are Jeffrey F. O’Donnell, Maurice Buchbinder, M.D. and Edward M. Diethrich, M.D. The Audit Committee operates under a written charter adopted by the Board of Directors, which is attached to this Proxy Statement as Appendix A. The Audit Committee primarily is responsible for approving the services performed by the Company’s independent public accountants and for reviewing and evaluating the Company’s accounting principles and reporting practices and its system of internal accounting controls. Each member of the Audit Committee qualifies as an “independent director” as required by and in compliance with the applicable rules of the U.S. Securities and Exchange Commission and in compliance with the current listing standards of the Nasdaq Stock Market, Inc. The Audit Committee met five times during the year ended December 31, 2002. To ensure independence, the Audit Committee also meets separately with the Company’s independent public accountants and members of management.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     Management is responsible for Endologix’s internal controls and the financial reporting process. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on our financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Endologix’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

     Our independent auditors also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors the auditing firm’s independence. The Committee also considered whether non-audit services provided by the independent auditors during the last fiscal year were compatible with maintaining the independent auditors’ independence.

     Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Endologix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission.

Members of the Audit Committee*

Jeffrey F. O’Donnell
Maurice Buchbinder, M.D.
Edward M. Diethrich, M.D.

The material in this report is not “soliciting material” and is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Endologix under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     Compensation Committee

     Endologix has a standing Compensation Committee which met three times during the year ended December 31, 2002. Until May 29, 2002, this Committee consisted of Franklin D. Brown, Jeffrey O’Donnell and Maurice Buchbinder, M.D. Effective May 29, 2002, the members of the Compensation Committee are Michael R. Henson and Jeffrey F. O’Donnell. The Committee administers the Company’s 1996 Option/Issuance Plan (the “1996 Option Plan”) and other employee compensation plans, and reviews and acts on matters relating to compensation levels and benefit plans for key executives of Endologix. The Compensation Committee has the power and authority to make stock option grants under the 1996 Option Plan to the Company’s officers.

Compensation of Directors

     Non-employee directors each receive a fee of $1,000 per quarter, $1,000 for each Board meeting attended and reimbursement for certain travel expenses and other out-of-pocket costs. Members of Committees of the Board each receive an additional fee of $500 for each Committee meeting attended. Non-employee Board members are eligible to receive periodic option grants under the Automatic Option Grant Program in effect under our 1996 Stock Option/Stock Issuance Plan. Each individual who first becomes a non-employee Board member, whether elected by the stockholders or appointed by the Board, automatically will be granted, at the time of such initial election or appointment, an option to purchase 15,000 shares of common stock at the fair market value per share of common stock on the grant date. Each option has a maximum term of ten years.

     *     Messrs. von Hoffman, Davis and Leonard resigned as members of the Board of Directors, effective as of May 29, 2002. Effective May 29, 2002, the members of the Company’s Audit Committee are Jeffrey F. O’Donnell, Maurice Buchbinder, M.D. and Edward M. Diethrich, M.D.

On the date of each Annual Meeting of Stockholders, each individual who is to continue to serve as a non-employee Board member after the Annual meeting will receive an additional option grant to purchase 15,000 shares of common stock, provided such individual has been a member of the Board for at least six months.

     Each initial option grant vests over four years, and each annual option grant vests upon the completion of one year of Board service. The option grants also vests immediately upon the optionee’s death or permanent disability or an acquisition of the Company by merger or asset sale or a hostile change in control of the Company.

     Some of our directors received additional compensation as a result of our merger with the former Endologix. In recognition of their service to the Company, the compensation committee awarded each of William G. Davis, Edward M. Leonard and Gerard von Hoffman, directors of the Company until May 2002, an option to acquire 25,000 shares of our common stock, which became fully vested on completion of the merger in May 2002. In addition, the compensation committee amended an existing option to acquire 6,000 shares of our common stock held by Mr. Davis to have an exercise period of five years from the date we signed the merger agreement. Pursuant to Mr. Thiel’s employment agreement with the Company, upon his termination as a result of the merger, Mr. Thiel was entitled to thirteen months’ severance pay and continued benefits for one year. Additionally, Mr. Thiel’s stock options that would have vested over the following year vested immediately upon his termination. Finally, the Company forgave a $100,000 loan, together with accrued interest thereon, which the Company made to Mr. Thiel, as an incentive for Mr. Thiel to negotiate the best possible deal for the Company’s stockholders under the merger agreement between the Company and the former Endologix, given that he would no longer have an ongoing executive management position with the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The members of the Board of Directors, the executive officers of Endologix and certain persons who hold more than 10% of the Company’s outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which requires them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports that Endologix received from such persons for their 2002 fiscal year transactions in the common stock and their common stock holdings and/or (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2002 fiscal year, Endologix believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent stockholders.

Certain Transactions

     On May 29, 2002, the Company acquired the former Endologix, Inc. (the “former Endologix”), pursuant to a merger with a wholly-owned subsidiary of the Company (the “Merger”). On May 31, 2002, the Company amended its Certificate of Incorporation to change its name from Radiance Medical Systems, Inc. to Endologix, Inc.

     As consideration for the Merger, the Company paid the stockholders of the former Endologix $0.75 in cash and one share of the Company’s common stock for each share of common stock of the former Endologix. Options for 1,024,024 shares of the common stock of the former Endologix accelerated and vested immediately prior to the Merger. All of these options were exercised, and the holders received the same consideration for their shares as the other holders of the common stock of the former Endologix. The aggregate consideration paid by the Company to the former Endologix stockholders was $8,355,406 in cash and 11,140,541 shares of the Company’s common stock. In addition, the former Endologix stockholders are eligible to receive a milestone payment of up to an aggregate of $5,579,526 in the event the Company receives FDA approval of its pre-marketing approval, or PMA, application for its PowerLink System by March 31, 2004, or an aggregate of $2,789,763 if the Company receives PMA after March 31, 2004 but on or before June 30, 2004. The milestone payment is payable at the Company’s option in either cash or the Company’s common stock.

     Franklin D. Brown, currently Executive Chairman of the Company, served as Chairman of the Board and Chief Executive Officer of the former Endologix prior to the Merger. Mr. Brown was the beneficial owner of 910,000 shares of common stock of the former Endologix, on an as-converted basis, prior to the Merger. In addition, 50,000 shares were held in trusts of which Mr. Brown’s spouse is trustee. As a result of the Merger, Mr. Brown and his family received an aggregate of 960,000 shares of the Company’s common stock and $720,000 in cash. Mr. Brown and his family would be entitled to receive a milestone payment of $480,000 if the Company receives FDA approval of its PMA application on or before March 31, 2004, or a milestone payment of $240,000 if the Company receives PMA approval by June 30, 2004.

     Paul McCormick, currently a director and the President and Chief Executive Officer of the Company, served as President and Chief Operating Officer of the former Endologix prior to the Merger. Mr. McCormick was the beneficial owner of 435,000 shares of common stock of the former Endologix, on an as-converted basis, prior to the Merger. As a result of the Merger, Mr. McCormick received an aggregate of 435,000 shares of the Company’s common stock and $326,250 in cash. Mr. McCormick would be entitled to receive a milestone payment of $217,500 if the Company receives FDA approval of its PMA application on or before March 31, 2004, or a milestone payment of $108,750 if the Company receives PMA approval by June 30, 2004.

     Edward B. Diethrich, M.D., currently a director for the Company, served as a director and a member of the Scientific Advisory Board for the former Endologix prior to the Merger. Dr. Diethrich is a general partner of T&L Investments, L.P., which was the beneficial owner of 1,250,000 shares of common stock of the former Endologix, on an as-converted basis, prior to the Merger. As a result of the Merger, T&L Investments, L.P. received an aggregate of 1,250,000 shares of the Company’s common stock and $937,500 in cash. T&L Investments, L.P. would be entitled to receive a milestone payment of $625,000 if the Company receives FDA approval of its PMA application on or before March 31, 2004, or a milestone payment of $312,500 if the Company receives PMA approval by June 30, 2004.

     Jeffrey H. Thiel, currently a director for the Company, served as President and Chief Executive Officer of the Company prior to the Merger. Mr. Thiel was the beneficial owner of 24,000 shares of common stock of the former Endologix, on an as-converted basis, prior to the Merger. As a result of the Merger, Mr. Thiel received an aggregate of 24,000 shares of the Company’s common stock and $18,000 in cash. Mr. Thiel would be entitled to receive a milestone payment of $12,000 if the Company receives FDA approval of its PMA application on or before March 31, 2004, or a milestone payment of $6,000 if the Company receives PMA approval by June 30, 2004. Pursuant to Mr. Thiel’s employment agreement with the Company, as a result of his termination following the closing of the Merger on May 29, 2002, Mr. Thiel is entitled to thirteen months’ severance pay and continued benefits for one year from the date of the Merger. Additionally, Mr. Thiel’s options for 25,000 shares of the Company’s common stock that would have vested over a one year period, vested immediately upon his termination. The Company also forgave a $100,000 loan to Mr. Thiel, including all accrued interest, as an incentive for Mr. Thiel to negotiate the best possible deal for the Company’s shareholders under the merger agreement between the Company and the former Endologix, given that he would no longer have an ongoing executive management position with the Company.

     Michael R. Henson, currently a director of the Company and a former Chairman of the Board and Chief Executive Officer of the Company, also was the former Chief Executive Officer and a director of the former Endologix. Mr. Henson was the beneficial owner of 895,000 shares of common stock of the former Endologix, on an as-converted basis, prior to the Merger. In addition, 351,000 shares were held in trusts for which Mr. Henson is trustee, and Mr. Henson’s spouse was the beneficial owner of 25,000 shares. As a result of the Merger, Mr. Henson and his family received an aggregate of 1,271,000 shares of the Company’s common stock and $953,250 in cash. Mr. Henson and his family would be entitled to receive a milestone payment of $635,500 if the Company receives FDA approval of its PMA application on or before March 31, 2004, or a milestone payment of $317,750 if the Company receives PMA approval by June 30, 2004.

     Jeffrey F. O’Donnell served as Chairman of the Board of the Company prior to the Merger. Mr. O’Donnell was the beneficial owner of 60,000 shares of common stock of the former Endologix, on an as-converted basis, prior to the Merger. As a result of the Merger, Mr. O’Donnell received an aggregate of 60,000 shares of the Company’s common stock and $45,000 in cash. Mr. O’Donnell would be entitled to receive a milestone payment of $30,000 if the Company receives FDA approval of its PMA application on or before March 31, 2004, or a milestone payment of $15,000 if the Company receives PMA approval by June 30, 2004.

     Karen Uyesugi, currently the Vice President of Regulatory Affairs, Clinical Affairs & Quality Affairs of the Company, served in the same position with the former Endologix prior to the Merger. Ms. Uyesugi was the beneficial owner of 150,000 shares of common stock of the former Endologix, on an as-converted basis, prior to the Merger. As a result of the Merger, Ms. Uyesugi received an aggregate of 150,000 shares of the Company’s common stock and $112,500 in cash. Ms. Uyesugi would be entitled to receive a milestone payment of $75,000 if the Company receives FDA approval of its PMA application on or before March 31, 2004, or a milestone payment of $37,500 if the Company receives PMA approval by June 30, 2004.

     Other than the officer loan described below under Executive Compensation and Related Information and the transaction described above, the Company was not involved in any transaction since the beginning of the Company’s last fiscal year in which a director, officer or greater than 5% stockholder had a direct or indirect material interest involving an amount in excess of $60,000.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

     The following table sets forth the salary and bonus earned for the three fiscal years ended December 31, 2002, by our Chief Executive Officers and executive officers for 2002 fiscal year. All the individuals named in the table are referred to as the “Named Executive Officers.”

Endologix, Inc.
Summary Compensation Table

				Long Term
				Compensation
				Shares
		Annual Compensation		Underlying
		Salary	Bonus	Options

Franklin D. Brown (a)	2002	$196,285	$47,250	20,000	(h	)
Chairman and Chief Executive Officer	2001	—	—	—
	2000	—	—	—

Paul McCormick (b)	2002	$119,583	$29,025	—
President	2001	—	—	—
	2000	—	—	—

Jeffrey H. Thiel (c)	2002	$125,591	—	40,000
Chief Executive Officer and President	2001	$218,462	—	25,000
	2000	$178,286	$58,500	75,000

Joseph A. Bishop (d)	2002	$138,715	$27,298	50,000
Vice President, Research and Development	2001	$125,000	—	15,000
	2000	$106,665	$26,800	30,000

Paul A. Molloy (e)	2002	$187,615	$12,353	50,000
Senior Vice President, Sales & Marketing	2001	$166,154	—	50,000
	2000	—	—	—

David M. Richards (f)	2002	$119,231	$24,713	50,000
Chief Financial Officer and Secretary	2001	$99,789	—	5,000
	2000	$94,343	$10,700	4,000

Karen Uyesugi (g)	2002	$93,333	$26,780	70,000
Vice President, Clinical & Regulatory Affairs	2001	—	—	—
	2000	—	—	—

(a)  Mr. Brown currently serves as our Executive Chairman. He served as our Chief Executive Officer and Chairman following the merger with former Endologix on May 29, 2002 until January 1, 2003.

(b)  Mr. McCormick currently serves as our Chief Executive Officer and President. He served as our President and Chief Operating Officer following the merger on May 29, 2002 with former Endologix until January 1, 2003.

(c)  Mr. Thiel served as the President and Chief Executive Officer until the merger with the former Endologix on May 29, 2002. Mr. Thiel continues to serve on our Board.

(d)  Mr. Bishop has served as our Vice President of Research and Development since the merger with the (former) Endologix on May 29, 2002. He served previously as our Vice President of Operations from August 21, 2000 until May 29, 2002 and as Director of Manufacturing from May 25, 1998 until August 21, 2000.

(e)  Mr. Molloy served as our Senior Vice President, Sales & Marketing from January 15, 2001 until November 22, 2002.

(f)  Mr. Richards was appointed Chief Financial Officer and Secretary on February 19, 2002 and was acting Chief Financial Officer beginning November 1, 2001. From September 16, 1996 to October 31, 2001, Mr. Richards was our Controller.

(g)  Ms. Uyesugi became our Vice President of Clinical and Regulatory Affairs following the Merger with (former) Endologix on May 29, 2002.

(h)  Options were granted before employment as our Chief Executive Officer based upon Board participation.

Stock Options

     The following table provides information with respect to the stock option grants made during the 2002 fiscal year under the Company’s 1996 Stock Option/Stock Issuance Plan to the Named Executive Officers. No stock appreciation rights were granted during such fiscal year to the Named Executive Officers.

OPTION GRANTS IN LAST FISCAL YEAR

						Potential Realizable Value
						of Options At Assumed
						Annual Rates of Stock
						Price Appreciation for
	Individual Grants					Option Term (4)

	Number of	% of Total
	Securities	Options
	Underlying	Granted To		Exercise of
	Options	Employees in		Base Price	Expiration
Name	Granted (1)	Fiscal Year (2)		($/Share) (3)	Date	5% ($) (4)	10% ($) (4)

Franklin D. Brown	20,000	—	%(5)	$1.56	2/19/12	$19,621	$49,725
Paul McCormick	—	—		—	—	—	—
Jeffrey H. Thiel	25,000	7		1.55	2/7/12	24,370	61,758
	15,000	—		0.84	10/15/12	7,924	20,081
Joseph A. Bishop	50,000	14		1.55	2/7/12	48,739	123,515
Paul A. Molloy	50,000	14		1.55	2/7/12	48,739	123,515
David M. Richards	50,000	14		1.07	7/17/12	33,646	85,265
Karen Uyesugi	70,000	20		0.85	8/6/12	37,419	94,828

(1)	The options listed in the table were granted under our 1996 Stock Options/Stock Issuance Plan. The options have a maximum term of ten years measured from the date of grant. Twenty-five percent (25%) of the options are exercisable upon the optionee’s completion of one year of service measured from the date of grant, and the balance are exercisable in a series of successive equal monthly installments upon the optionee’s completion of each additional month of service over the next 36 months thereafter.

(2)	Based upon options granted for an aggregate of 353,000 shares to employees in 2002, including the Named Executive Officers.

(3)	The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(4)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of Radiance’s securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(5)	Options granted for service on our Board of Directors.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

	Shares	Aggregate	Number of Securities
	Acquired	Value	Underlying Unexercised		Value of Unexercised In-the-
Name	on Exercise	Realized $ (1)	Options at FY-End		Money Options at FY-End (2)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Franklin D. Brown	—	$—	42,500	20,000	$—	$—
Paul McCormick	—	—	—	—	—	—
Jeffrey H. Thiel	—	—	217,687	95,313	—	150
Joseph A. Bishop	—	—	76,512	73,488	—	—
Paul A. McCormick	—	—	76,512	73,488	—	—
David M. Richards	—	—	49,340	56,833	—	—
Karen Uyesugi	—	—	—	70,000	—	—

(1)	Based on the fair market value on the date of exercise less the exercise price payable for such shares.

(2)	Based on the fair market value of our common stock at year-end, $0.85 per share, less the exercise price payable for such shares. All of the options for the officers listed had exercise prices in excess of $0.85, with the exception of 15,000 for Mr. Thiel.

Management Contracts and Termination of Employment and Change in Control Agreements

     We entered into an employment agreement with Mr. Brown, our Executive Chairman, effective October 18, 2002. The agreement has a three year term and it automatically renews for successive one-year terms thereafter. The agreement provides for an annual increases in base salary as may be determined by the Compensation Committee of our Board of Directors. In 2002, as Chairman and CEO, Mr. Brown’s base salary was $300,000 and he was eligible to receive an annual cash bonus of up to 35% of his base salary as well as incentive-based stock options. Commencing January 1, 2003, as Executive Chairman, Mr. Brown’s base salary is $200,000, and he is eligible to receive incentive-based stock options. The agreement includes executive fringe benefits as is customary for our other executives. If we terminate Mr. Brown’s employment without cause, he is entitled to his base salary and continued benefits for six months. Additionally, Mr. Brown’s stock options that would have vested over the following six months will vest immediately upon his termination. Lastly, Mr. Brown would be entitled to a prorated payment equal to the target bonus amount for which he would have been eligible for the year of termination. In the event of a change in control, Mr. Brown is entitled to his base salary and continued benefits for twelve months and all of Mr. Brown’s stock options will accelerate and vest and all of our rights to repurchase his restricted stock will terminate. Finally, Mr. Brown would be entitled to a prorated payment equal to the target bonus amount for which he would have been eligible for the year of termination.

     We entered into an employment agreement with Mr. McCormick, our Chief Executive Officer and President, effective October 18, 2002. The agreement has a three year term and it has automatically renewed for successive one-year terms thereafter. The agreement has an automatically-renewing one-year term and is subject to annual increases in base salary as may be determined by the Compensation Committee of our board of directors. In 2002, as President and Chief Operating Officer, Mr. McCormick’s base salary was $210,000 and he was eligible to receive an annual cash bonus of up to 35% of his base salary as well as incentive-based stock options. Mr.

McCormick’s current base salary is $240,000, and he is eligible to receive an annual cash bonus of up to 35% of his base salary as well as incentive-based stock options. The agreement includes executive fringe benefits as is customary for our other executives. If we terminate Mr. McCormick’s employment without cause, he is entitled to his base salary and continued benefits for six months. Additionally, Mr. McCormick’s stock options that would have vested over the following six months will vest immediately upon his termination. Lastly, Mr. McCormick would be entitled to a prorated payment equal to the target bonus amount for which he would have been eligible for the year of termination. In the event of a change in control, Mr. McCormick is entitled to his base salary and continued benefits for twelve months and all of Mr. McCormick’s stock options will accelerate and vest and all of our rights to repurchase his restricted stock will terminate. Finally, Mr. McCormick would be entitled to a prorated payment equal to the target bonus amount for which he would have been eligible for the year of termination.

     We entered into an employment agreement with Mr. Thiel, our Chief Executive Officer, effective February 1, 1999, as amended December 10, 1999, December 22, 2000, and February 7, 2002. The original agreement had a two year term and it has automatically renewed for successive one-year terms thereafter. Mr. Thiel’s base salary for fiscal 2002 was $220,000 and he was eligible to receive an annual cash bonus and incentive-based stock options. The agreement included executive fringe benefits as is customary for our other executives. Mr. Thiel’s employment agreement terminated as a result of the merger with former Endologix in May 2002. Pursuant to his employment agreement, Mr. Thiel was entitled to thirteen month’ severance pay and continued benefits for one year. Additionally, we granted Mr. Thiel an incentive stock option to acquire 25,000 shares of our common stock at fair market value on the date of grant, and Mr. Thiel’s stock options that would have vested over the following year vested immediately upon his termination. Finally, the Company also forgave a $100,000 loan, together with accrued interest thereon.

     We entered into an employment agreement with Mr. Bishop, our Vice President, Research and Development, effective August 21, 2000. The agreement has an automatically-renewing one-year term and is subject to annual increases in base salary as may be determined by the Compensation Committee of our Board of Directors. Mr. Bishop’s base salary is $141,000, and he is eligible to receive an annual cash bonus of up to 30% of his base salary as well as incentive-based stock options. The agreement includes executive fringe benefits as is customary for our other executives. If we terminate Mr. Bishop’s employment without cause, he is entitled to his base salary and continued benefits for the remainder of the current term and all stock options that would have vested over the following year will vest immediately upon his termination. In the event of a change in control, all of Mr. Bishop’s stock options will accelerate and vest and all of our rights to repurchase his restricted stock will terminate.

     We entered into an employment agreement with Mr. Molloy, our former Senior Vice President, Sales and Marketing, effective January 15, 2001. The agreement had an automatically-renewing one-year term and was subject to annual increases in base salary as may be determined by the Compensation Committee of our Board of Directors. Mr. Molloy’s base salary under the agreement was $180,000 and he was eligible to receive annual cash bonus of up to 30% of his base salary, as well as incentive-based stock options. The agreement included executive fringe benefits as was customary for our other executives. Following the termination of his employment with the Company on November 22, 2002, Mr. Molloy is entitled to receive one year of severance pay to be paid over one year, and continued benefits. He also received a pro rata portion of the target bonus he was entitled to for 2002.

     We entered into an employment agreement with Mr. Richards, our Chief Financial Officer and Secretary, effective October 18, 2002. The agreement has a three year term and it has automatically renewed for successive one-year terms thereafter. The agreement has an automatically-renewing one-year term and is subject to annual increases in base salary as may be determined by the Compensation Committee of our Board of Directors. Mr. Richards’ base salary is $136,000, and he is eligible to receive an annual cash bonus of up to 30% of his base salary as well as incentive-based stock options. The agreement includes executive fringe benefits as is customary for our other executives. If we terminate Mr. Richards’ employment without cause, he is entitled to his base salary and continued benefits for six months and all stock options that would have vested over the following six months will vest immediately upon his termination. Mr. Richards would also be entitled to a prorated payment equal to the target bonus amount for which he would have been eligible for the year of termination. In the event of a change in control, Mr. Richards is entitled to his base salary and continued benefits for twelve months and all of Mr. Richards’ stock options will accelerate and vest and all of our rights to repurchase his restricted stock will terminate. Finally, Mr. Richards’ would be entitled to a prorated payment equal to the target bonus amount for which he would have been eligible for the year of termination.

     We entered into an employment agreement with Ms. Uyesugi, Vice President of Clinical and Regulatory Affairs, effective October 18, 2002. The agreement has a three year term and it has automatically renewed for successive one-year terms thereafter. The agreement has an automatically-renewing one-year term and is subject to annual increases in base salary as may be determined by the Compensation Committee of our Board of Directors. Ms. Uyesugi’s base salary is $170,000, and she is eligible to receive an annual cash bonus of up to 30% of her base salary as well as incentive-based stock options. The agreement includes executive fringe benefits as is customary for our other executives. If we terminate Ms. Uyesugi’s employment without cause, she is entitled to her base salary and continued benefits for six months and all stock options that would have vested over the following six months will vest immediately upon her termination. Lastly, Ms. Uyesugi would be entitled to a prorated payment equal to the target bonus amount for which she would have been eligible for the year of termination. In the event of a change in control, Ms. Uyesugi is entitled to her base salary and continued benefits for twelve months and all stock options will accelerate and vest and all of our rights to repurchase her restricted stock will terminate. Finally, Ms. Uyesugi would be entitled to a prorated payment equal to the target bonus amount for which she would have been eligible for the year of termination.

Compensation Committee Interlocks and Insider Participation

     From January 2002 until the merger in May 2002, the members of the Compensation Committee were Maurice Buchbinder, M.D., Franklin D. Brown and Jeffrey F. O’Donnell. Jeffrey F. O’Donnell served as our President and Chief Executive Officer until March 1999. Dr. Buchbinder served as our Medical Director on a consulting basis. Following the merger, Dr. Buchbinder and Mr. Brown left the Compensation Committee and Mr. Henson joined it. Mr. Henson served as our CEO from inception in 1992 until June 1998 and from March 1999 until January 2001. Mr. Henson also served as our President from inception until January 1998 and from March 1999 until September 1999. No other member of the Compensation Committee was at any time during the 2002 fiscal year or at any other time an officer or employee of the Company.

     None or our executive officers served on the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Board Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors makes recommendations to the full Board with respect to the base salary and bonuses to be paid to our executive officers each fiscal year. In addition, the Compensation Committee has the authority to administer the Endologix 1996 Stock Option/Stock Issuance Plan with respect to option grants and stock issuances made thereunder to officers and other key employees. The following is a summary of the policies of the Compensation Committee which affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

     General Compensation Policy. Our compensation policy is designed to attract and retain qualified key executives critical to our success and to provide such executives with performance-based incentives tied to the achievement of certain milestones. One of the Compensation Committee’s primary objectives is to have a substantial portion of each officer’s total compensation contingent upon our performance as well as upon the individual’s contribution to our success as measured by his or her personal performance. Accordingly, each executive officer’s compensation package is comprised primarily of three elements:

•	base salary which reflects individual performance and expertise and is designed to be competitive with salary levels in the industry;

•	variable performance awards payable in cash and tied to the Company’s achievement of certain goals; and

•	long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and our stockholders.

     The following are the principal factors which the Compensation Committee considered in establishing the components of each executive officer’s compensation package for the 2002 fiscal year. However, the Committee may in its discretion apply different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

     Base Salary. The base salary levels for the executive officers were established by the Board for the 2002 fiscal year on the basis of the following factors: personal performance, the estimated salary levels in effect for similar positions at a select group of companies with which we compete for executive talent, and internal comparability considerations. Although the Compensation Committee reviewed various compensation surveys, the Board did not rely upon any specific survey for comparative compensation purposes. Instead, the Board made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which we compete for executive talent. Base salaries will be reviewed by the Compensation Committee on an annual basis, and adjustments will be made in accordance with the factors indicated above.

     Annual Incentive Compensation. The Endologix Employee Bonus Plan provides the Board of Directors with discretionary authority to award cash bonuses to executive officers and employees in accordance with recommendations made by the Compensation Committee. The Compensation Committee’s recommendations are based upon the extent to which financial and performance targets (established semi-annually by the Compensation Committee) are met and the contribution of each such officer and employee to the attainment of such targets. For fiscal year 2002, the performance targets for each of the Named Executive Officers included gross sales, cash flow, engineering product goals and regulatory goals. The weight given to each factor varied from individual to individual.

     Long-Term Incentive Compensation. The 1996 Stock Option/Stock Issuance Plan also provides the Board with the ability to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage Endologix from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the officer’s tenure, level of responsibility and relative position in the Company. We have established general guidelines for making options grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon the individual’s position with Endologix and their existing holdings of unvested options. However, we do not adhere strictly to these guidelines and will vary the size of the option grant made to each executive officer as we feel the circumstances warrant. Each grant allows the officer to acquire shares of our common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years from the date of grant). The option normally vests in periodic installments over a four-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in our employ and the market price of our common stock appreciates over the option term.

     CEO Compensation. The Compensation Committee set the base salary for Jeffrey H. Thiel, our Chief Executive Officer from January 1, 2001 until the merger on May 29, 2002, Franklin D. Brown, our Chief Executive Officer from May 29, 2002 until December 31, 2002, and Paul McCormick, our current Chief Executive Officer at a level which is designed to provide a salary competitive with salaries paid to chief executive officers of similarly-sized companies in the industry and commensurate with each such individual’s experience. Mr. Thiel’s experience at the Company and his work helping to create and execute our restructuring plan, searching for and investigating strategic alternatives, and completing a corporate transaction during the fiscal year, were important factors in setting his total compensation. Mr. Brown’s and Mr. McCormick’s experience at the former Endologix, given the central role of the CEO in commercializing the technology acquired in the merger, was an important determinant in setting their compensation. The Compensation Committee did not intend to have the base salary component of compensation affected to any significant degree by our performance. As an incentive to participate in the success and increased value of Endologix, and to align Mr. Thiel’s interests with the long-term interest of our stockholders, we granted him options prior to the merger with the former Endologix.

Compensation Committee

Michael R. Henson Jeffrey F. O’Donnell

Stock Performance Graph

     The graph depicted below shows Endologix’s stock price as an index assuming $100 invested on December 31, 1997, along with the composite prices of companies listed on the CRSP Total Return Index for National Association of Securities Dealers Automated Quotation (“NASDAQ”) Stock Market, the J.P. Morgan H&Q Total Return Index for Healthcare Technology Companies (Excluding Biotechnology) (for the period ending December 31, 2001) and the Nasdaq Medical Device Manufacturers’ Index. The J.P. Morgan Index H&Q Index was discontinued by J.P. Morgan at the end of 2001.

2003 PROXY PERFORMANCE GRAPH DATA
ANNUAL DATA SERIES

SCALED PRICES: Stock and index prices scaled to 100 at 12/31/97

		JP Morgan H&Q		NASDAQ
		Healthcare w/o	NASDAQ Stock	Medical Device
DATES	Endologix, Inc.	Biotechnology	Market – U.S.	Manufacturers

Dec – 97	100.00	100.00	100.00	100.00
Dec – 98	55.64	121.51	140.99	111.33
Dec – 99	89.82	106.16	261.48	134.83
Dec – 00	90.91	166.07	157.42	139.10
Dec – 01	29.45	163.82	124.89	152.93
Dec – 02	15.45	#N/A	86.33	123.78

Note: Assumes $100 invested on December 31, 1997 in Endologix, the NASDAQ Stock Market, the NASDAQ Medical Device Manufacturers’ Index and the JP Morgan H&Q Healthcare – Excluding Biotech Index. Assumes reinvestment of dividends.

PROPOSAL NO. 2

AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE
AUTHORIZED SHARES

     The Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to 50,000,000 shares. The Board of Directors has unanimously approved the proposed Certificate of Amendment to the Certificate of Incorporation of the Company, in the form attached hereto as Appendix B (the “Certificate of Amendment”) and hereby solicits the approval of the Company’s stockholders at the Annual Meeting. In the event stockholders approve this amendment, the Board of Directors currently intends to file the Certificate of Amendment with the Secretary of State of the State of Delaware as soon as practicable following such stockholder approval. If the stockholders do not approve the Certificate of Amendment, the existing Certificate of Incorporation will continue in effect.

     The Board of Directors retains the authority to take or to authorize discretionary actions as may be appropriate to carry out the purposes and intentions of this Proposal No. 2, including without limitation editorial modifications or any other change to the proposed amendment to the Certificate of Incorporation which the Board of Directors may adopt without stockholder vote in accordance with the Delaware General Corporation Law.

     The Company’s reserve of authorized but unissued shares of common stock has been substantially depleted in recent years, as a result of the 2002 acquisition of the privately-held Endologix, Inc. by the Company (the “Acquisition”), financing activities through the sale of common stock and the granting of stock options and shares under the Company’s incentive plans. As of August 11, 2003, 27,945,790 shares are outstanding. In addition, 1,827,217 shares of common stock are issuable upon exercise of outstanding stock options as of August 11, 2003. This leaves only 226,993 shares available for future needs, before the potential issuance of shares to pay the milestone payment (if any) discussed below.

     The Company may be required to make a milestone payment to the former stockholders of the privately-held Endologix in connection with the Acquisition if the Company’s application for pre-marketing approval for its PowerLink System is approved by the Food and Drug Administration by June 30, 2004. If such approval is received on or before March 31, 2004, the Company will be required to pay approximately $5.6 million and if the approval is received after March 31, 2004 but on or before June 30, 2004, the Company will be required to pay approximately $2.8 million. If the regulatory approval is not received by June 30, 2004, no milestone payment is required. If the Company is required to pay the milestone payment, it will have the option to make such payment in the form of cash or stock. It is unknown whether the Company will be required to make the milestone payment and, if so, the timing, amount or form (cash or stock) of such payment.

     The Company is separately seeking the approval of its stockholders to amend the terms of its Employee Stock Purchase Plan, to increase the number of shares issuable thereunder from 200,000 to 400,000.

     Except as discussed above, the Company has no immediate plans, understandings, agreements or commitments to issue any portion of the additional authorized shares that would result from the proposed amendment to the Company’s Certificate of Incorporation.

     The Board of Directors believes that it is in the Company’s best interest to increase the number of authorized but unissued shares of common stock in order to have additional shares available to meet future business needs as they arise. The Board of Directors believes the availability of these additional shares will provide the Company with the flexibility to issue common stock or securities that may convert into common stock for a variety of purposes the Board of Directors may deem advisable without further action by stockholders, unless required by law, regulation or the rules of The Nasdaq National Market. These purposes could include, among other things, the sale of common stock or securities that may convert into common stock to obtain additional funding, the purchase of property, the acquisition of other companies, the use of additional shares for various equity compensation and other employee benefit plans, the declaration of stock splits or distributions, and other bona fide corporate purposes. The availability of the additional shares would also provide the Company flexibility in deciding whether to pay the milestone payment to the former stockholders of the privately-held Endologix (if required) in stock or cash.

     Possible Effects of the Proposed Amendment to the Certificate of Incorporation. The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action from the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult and costly, and therefore, less likely. Any such issuance of additional stock also could have the effect of diluting the earnings and book value per share or the stock ownership and voting rights of stockholders of the Company, including a person seeking to obtain control of the Company. The Company is not presently aware of any pending or proposed transaction involving a change in control of the Company. While authorization of additional shares may be deemed to have potential anti-takeover effects, this proposal is not prompted by any specific effort or perceived threat of takeover.

     The proposed amendment would not alter any of the rights incident to the ownership of shares of common stock or affect the terms and conditions upon which shares of common stock presently may be issued. Holders of shares of common stock currently have no preemptive rights to acquire any additional securities of the Company, including any shares of common stock, and this will continue to be the case if the proposed amendment is approved and adopted.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘FOR’ THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE
PLAN TO INCREASE THE NUMBER OF SHARES THEREUNDER
FROM 200,000 TO 400,000 SHARES

     The Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Company’s Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares available for issuance under the Purchase Plan from 200,000 to 400,000 shares. The Board of Directors has unanimously approved the proposed amendment to the Purchase Plan and hereby solicits the approval of the Company’s stockholders at the Annual Meeting.

     The Board of Directors adopted and the stockholders of the Company originally approved the Purchase Plan in May 1996. The Purchase Plan was amended by the Board in April 1997 and March 1998, both of which amendments were approved by the Company’s stockholders. The purposes of the Purchase Plan are to provide to employees an incentive to join and remain in the service of the Company and its subsidiaries, to promote employee morale and to encourage employee ownership of the Company’s common stock by permitting them to purchase shares at a discount through payroll deductions. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code or 1986, as amended. As amended to date, the Purchase Plan authorizes the sale of up to 200,000 shares of common stock, all but 5,768 of which shares have already been purchased by participants.

     Interest of Certain Persons in Matter to be Acted Upon. Officers of the Company are eligible to participate in the Purchase Plan, and have a substantial direct interest in the approval of the amendment to the Purchase Plan.

Description of the Employee Stock Purchase Plan

     The principal features of the Purchase Plan are summarized below, but the summary is qualified in its entirety by reference to the Purchase Plan itself. Copies of the Purchase Plan can be obtained by writing to the Secretary, Endologix, Inc., 13900 Alton Parkway, Suite 122, Irvine, California 92618.

     Administration. The Purchase Plan is administered by a committee of two directors appointed by the Board of Directors. Subject to the provisions of the Purchase Plan, the committee has full authority to implement, administer and make all determinations necessary under the Purchase Plan.

     Eligibility. Every employee of the Company who customarily works more than 20 hours per week for more than 5 months per calendar year will be eligible to participate in offerings made under the Purchase Plan. An employee may not participate in an offering under the Purchase Plan if immediately after the purchase the employee would own shares or options to purchase shares of stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. As of August 11, 2003, approximately 42 persons were eligible to participate in the Purchase Plan.

     Purchase of Shares. Shares of common stock are offered for purchase through a series of 6 month offering periods. The next offering period is expected to start on the first business day in February 2004, with subsequent offering commencing on 6 month intervals thereafter, or as designated by the Plan Administrator.

     Should the fair market value per share of common stock on any purchase date within an offering period be less than the fair market value per share of common stock on the start date of that offering period, then that offering period automatically will terminate immediately after the purchase of shares on that purchase date and a new offering period will commence on the next business day following such purchase date.

     Eligible employees who elect to participate in an offering purchase shares of common stock through regular payroll deductions in an amount designated by the employee not to exceed 10% of such employee’s compensation. For this purpose, “compensation” means the amount indicated on the Form W-2 issued to the employee by the Company, including any election deferrals with respect to a plan of the Company qualified under either Section 125 or Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Shares of common stock are purchased automatically on the purchase date for each offering period, which is the last day of each offering period, at a price equal to 85% of the fair market value of the shares on the first business day in February and August grant date or 85% of the fair market value of the shares as of the purchase date, whichever is lower. A participant may withdraw from an offering at any time prior to the purchase date and receive a refund of his payroll deductions, without interest. A participant’s rights in the Purchase Plan are nontransferable other than on the death of the participant. As an employee benefit plan that satisfies the coverage and participation requirements of sections 423(b)(3) and 423(b)(5) of the Code, an affiliate’s transactions under the Purchase Plan are exempt from liability under Section 16(b) of the Securities Exchange Act of 1934, as set forth in Rule 16b-3 promulgated thereunder.

     No employee may purchase any stock under the Purchase Plan if immediately after the purchase (1) the employee would own shares or hold outstanding options to purchase shares under the Purchase Plan, together with all other plans of the Company and its subsidiaries, possessing 5% or more of the total combined voting power of all classes of shares of the Company, or (2) the purchase would permit the employee’s right to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000, based on the fair market value of such shares determined as of the grant date, for any calendar year in which the right is outstanding at any time.

     The Board of Directors may at any time amend, suspend or terminate the Purchase Plan; provided that any amendment that would (1) materially increase the aggregate number of shares authorized for sale under the Purchase Plan (except pursuant to adjustments provided for in the Purchase Plan), (2) alter the purchase price formula so as to reduce the purchase price payable for the shares of common stock purchasable under the Purchase Plan, or (3) materially increase the benefits which accrue to participants under the Purchase Plan or materially modify the requirements for eligibility to participate in the Purchase Plan, are not effective unless approved by the stockholders within 12 months of the adoption of such amendment by the Board of Directors. Unless previously terminated by the Board of Directors, the Purchase Plan will terminate on the last business day of July 2006, or when all shares authorized for sale thereunder have been sold, whichever is earlier.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘FOR’ THE PROPOSAL TO AMEND THE EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, on recommendation of Endologix’s Audit Committee, has selected PricewaterhouseCoopers LLP to continue as independent auditors for the 2003 fiscal year. Endologix is asking the stockholders to ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of Endologix for the fiscal year ending December 31, 2003 and to perform other appropriate services. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to stockholders’ questions, and that representative will be given an opportunity to make a brief presentation to the stockholders if he or she so desires and will be available to respond to appropriate questions. Endologix has been advised by PricewaterhouseCoopers LLP that neither that firm nor any of its associates has any material relationship with Endologix nor any affiliate of Endologix.

Audit Fees

     Audit fees billed or expected to be billed to Endologix by PricewaterhouseCoopers LLP for the audit of our financial statements for the fiscal year ended December 31, 2002 and for reviews of our financial statements included in our quarterly reports on Form 10-Q for the last fiscal year totaled $121,150.

Financial Information Systems Design and Implementation Fees

     No fees were billed or are expected to be billed to Endologix by PricewaterhouseCoopers LLP for services provided during the last fiscal year for the design and implementation of financial information systems.

All Other Fees

     Fees billed or expected to be billed to Endologix by PricewaterhouseCoopers LLP for all other non-audit services provided during the last fiscal year totaled $105,690. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence and believes that the provision of such services is compatible with maintaining their independence.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION.

DEADLINE FOR RECEIPT OF
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     If Endologix holds its 2004 Annual Meeting of Stockholders on or about the same time as this year’s meeting, then any Stockholder desiring to submit a proposal for action at the 2004 Annual Meeting of Stockholders should arrange for such proposal to be delivered to Endologix at its principal place of business no later than May 13, 2004, in order to be considered for inclusion in Endologix’s proxy statement relating to that meeting. However, if Endologix holds its 2004 Annual Meeting of Stockholders on a date that is more than 30 days earlier or later that this year’s meeting, then a stockholder proposal must be received by Endologix at its principal place of business in a reasonable amount of time prior to when Endologix begins to print and mail its proxy materials. Matters pertaining to such proposals, including the number and length thereof, the eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the SEC and other laws and regulations.

     Rule 14a-4(c)(1) provides that the advance notice provisions in Endologix’s bylaws govern Endologix’s use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in Endologix’s proxy statement. Endologix’s bylaws provide that if a proponent of a proposal fails to notify Endologix at least 90 days prior to the Annual Meeting of Stockholders, then Endologix will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. However, in the event Endologix provides less than 100 days notice or prior public disclosure of the date of its Annual Meeting of Stockholders, and proper notice of a stockholder proposal is not received by Endologix within 10 days of the date Endologix publicly announces the date of its Annual Meeting of Stockholders, then Endologix will be allowed to use its discretionary voting authority when the proposal is raised at the meeting.

OTHER BUSINESS

     The Board of Directors is not aware of any other matter which may be presented for action at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Richards Secretary

August 19, 2003

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF ENDOLOGIX, INC.

Adopted June 6, 2000

I. Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance and accounting.

•	Monitor the Company’s compliance with financial regulatory requirements.

•	Monitor the independence and performance of the Company’s independent auditors.

•	Provide an avenue of communication among the independent auditors, management and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

II. Audit Committee Composition and Meetings

Audit Committee members shall meet the independence and experience requirements of the requirements of the Nasdaq National Market. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, at least one member of the Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board on recommendation of the Board of Directors, or the Nominating Committee if one exists. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet as frequently as circumstances dictate. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee, to discuss any matters that the Committee or each of these groups believe should be discussed.

III. Audit Committee Responsibilities and Duties

The Audit Committee responsibilities and duties shall include the following:

Review Procedures

1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2. Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3. In consultation with management and the independent auditors consider the integrity of the Company’s financial reporting processes and controls. Review significant findings prepared by the independent auditors together with management’s responses.

4. Review with financial management and the independent auditors the company’s quarterly financial results prior to the release of earnings and/or the company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 as amended (see item 8). The Chair of the Committee or other designated member may represent the entire Audit Committee for purposes of this review.

Independent Auditors

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

7. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61, as amended.

8. Determine, as regards to new transactions or events, the auditors’ reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.

9. Inquire as to the auditors’ views about how the Company’s choices of accounting principles and disclosure practices may affect members and public views and attitudes about the Company.

Other Audit Committee Responsibilities

10. Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company’s annual proxy statement and shall state whether the Audit Committee have:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with the independent auditors the matters required to be discussed by SAS 61 as amended; and

•	Received certain disclosures from the auditors regarding their independence as required by the ISB 1, and state whether the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report filed with the SEC based upon such disclosure.

11. Review financial and accounting personnel succession planning within the company.

12. Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

13. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

APPENDIX B

PROPOSED AMENDMENT TO THE COMPANY’S
CERTIFICATE OF INCORPORATION

     Section (A) of Article IV of the Certificate of Incorporation of the Company, providing for the authorization of 35,000,000 shares of stock, consisting of 30,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, will be eliminated and replaced in its entirety by the following new Section (A) of Article IV, assuming receipt of stockholder of Proposal No. 2:

(A)  Classes of Stock. This corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this corporation is authorized to issue is fifty-five million (55,000,000). The number of shares of Preferred Stock authorized to be issued is five million (5,000,000), par value $0.001 per share. The number of shares of Common Stock authorized to be issued is fifty million (50,000,000), par value $0.001 per share. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware. Subject to compliance with applicable protective voting rights which have been granted to the Preferred Stock or series thereof in Certificates of Designation or the corporation’s Certificate of Incorporation (“Protective Provisions”), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series.

B-1

PROXY

ENDOLOGIX, INC.

ANNUAL MEETING OF STOCKHOLDERS, October 9, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders to be held on October 9, 2003 and the proxy statement and appoints Paul McCormick and David M. Richards, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Endologix, Inc. (“Endologix”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Endologix to be held at the Company’s offices at 13900 Alton Parkway, Suite 122, Irvine, California 92618 on Thursday, October 9, 2003 at 10:00 a.m., and at any adjournment or postponement thereof, and to vote in their discretion on such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

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Please mark your votes as indicated in /X/ this example

1.     ELECTION OF DIRECTORS INSTRUCTION: To withhold authority to vote for any individual nominee mark the “EXCEPTIONS” box, and strike a line through the nominee’s name in the list below:

FRANKLIN D. BROWN

EDWARD M. DIETHRICH, M.D.

FOR all nominees	/ /

WITHHOLD AUTHORITY to vote for all nominees	/ /

EXCEPTIONS

/  /     /  /

2.     APPROVAL OF THE PROPOSED CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THE COMPANY

FOR	AGAINST	ABSTAIN
/ /	/ /	/ /

3.     AMENDMENT OF THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE EMPLOYEE STOCK PURCHASE PLAN

FOR	AGAINST	ABSTAIN
/ /	/ /	/ /

4.     RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2003

FOR	AGAINST	ABSTAIN
/ /	/ /	/ /

The Board of Directors recommends a vote FOR each of the director nominees listed above and FOR the other proposals set forth above. This Proxy, when properly executed will be voted as specified above. This Proxy will be voted FOR Proposals 2, 3 and 4, and FOR each of the nominees listed under Proposal No. 1 if no specification is made. This proxy will also be voted at the discretion of the proxy holder on such matters other than the two specific items as may come before the meeting.

PLEASE RETURN YOUR EXECUTED PROXY TO ENDOLOGIX’S TRANSFER AGENT IN THE ENCLOSED ENVELOPE, OR, IF NECESSARY, DELIVER IT TO ENDOLOGIX, ATTENTION: SECRETARY.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

(Print name(s) as it (they) appear on certificate)

Dated:	Signature(s)

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporation, please sign in full corporate name by the President or another authorized officer. If a partnership, please sign in the partnership name by an authorized person.

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